WY Secretary of State
FILED: 08/24/2022 10:14 AM
Original ID: 2022-001129011
Amendment ID: 2022-003781665

ARTICLES OF AMENDMENT
FOR
HOUSE HACK INC.

The Board of Directors of HOUSE HACK, INC. a corporation organized and existing under the laws of the State of Wyoming (the "Corporation"), certifies to the Secretary of State of Wyoming as follows:

1. The name of the Corporation is House Hack, Inc.

2. Articles of Incorporation for the Corporation were filed with the Secretary of State of Wyoming on June 22, 2022.

3. Item V. of the Articles of Incorporation for the Corporation is hereby deleted and the following inserted in lieu thereof"

"The number, par value, and class of shares the profit corporation will have the authority to issue are:

Number of Voting Common Shares	**1,000,000**	**Voting Common Par Value per share $.0001**
Number of Non-Voting Common Shares	**200,000,000**	**Common Par Value per share $.0001**

4. Item VII. is added to the Articles of Incorporation which shall read as follows:

"Any action required or permitted by the Wyoming Business Corporation Act, as it may be amended or replaced, to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted."

5. This amendment of the Articles of Incorporation of the Corporation was approved by the board of directors of the Corporation on August 1, 2022.

6. Stock has been issued and this amendment of the Articles of Incorporation of the Corporation was approved by the sole stockholder of the Corporation on August 1, 2022.

7. All other provisions of the Articles of Incorporation shall remain in full force and effect.

Received
AUG 18 2022
Secretary of State
Wyoming

IN WITNESS WHEREOF, the undersigned acknowledges that this is an act of the above-named corporation, and verifies, under the penalties for perjury, that the matters and facts stated herein, which require such verification, are true and accurate, to the best of his/her knowledge, information, and belief.

Date: ~~July~~ August 1, 2022

SIGNED BY:

By: ______________________

Name: KEVIN PAFFRATH

Title: PRESIDENT

kevin@meetkevin.com